Exhibit 10.1
[Trane Technologies Letterhead]

January 5, 2022

Ms. Marcia J. Avedon

Dear Marcia:

Thank you for your successful leadership of the Human Resources, Communications, Marketing and Government Relations functions of Trane Technologies and agreeing to delay your retirement in order to ensure a successful transition to your successors. In acknowledgement of the importance of your continued employment during this transition period, the Company is offering you a retention bonus. We are pleased to offer you this special retention bonus of $200,000 in a one-time payment (less applicable withholdings and deductions), upon satisfaction of the following conditions:

a.You sign this letter in the space provided below and return it to me by the end of the day.

a.You remain employed with Trane Technologies through April 30, 2022.

a.You successfully support the transition to your successors.

If the above-mentioned conditions are met, a retention bonus in the amount of $200,000 would be payable to you on April 30, 2022 or as soon as administratively possible after this date. The retention bonus shall not be considered compensation for purposes of determining the amount of benefits payable or any individual’s rights under any employee benefit program of the Company.
Thank you, Marcia for your significant leadership and overall contributions to Trane Technologies.

Sincerely,

/s/ David S. Regnery

David S. Regnery
Chair and Chief Executive Officer

Cc: Lynn Castrataro

EMPLOYMENT ACKNOWLEDGEMENT AND SIGNATURE:
Although I understand that my employment is at-will and that this memo does not change my at-will status, by signing below I represent that I currently intend to continue employment with the Company in my current position through at least April 30, 2022. I understand that the company is offering the Retention Bonus described above in reliance upon my representation.

I accept the terms associated with this retention agreement and agree to the conditions in this letter.

/s/ Marcia J. Avedon                        1/5/2022
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Ms. Marcia J. Avedon Date